LETTER OF AGREEMENT

THIS AGREEMENT ("Agreement") is entered into and effective as of July 21, 2005,

BEWEEN:

ALDA PHARMACEUTICALS CORP., 635 Columbia Street, New Westminster, British Columbia V3M 1A7 CANADA

(“ALDA”)

AND:

PHIGENICS, LLC, 735 Thornapple Dr., Naperville, IL, 60540 USA

(“PHIGENICS”)

WHEREAS ALDA has developed a disinfectant product known as T36® Disinfectant (“T36D”, also currently known as Viralex) for broad spectrum surface disinfection and

WHEREAS PHIGENICS is interested in:

  assisting ALDA with the registration of T36D with the US Environmental Protection Agency (“EPA”), working with ALDA Pharmaceuticals Corp. to develop new formulations of T36D and developing sales and distribution channels in the US,

IT IS AGREED THAT:

1.	PHIGENICS will act on behalf of ALDA to register ALDA’s T3 6® Disinfectant (“T36D”, currently known as “Viralex”) with the EPA (“the Registration”).
2.

The estimated budget for the Registration is US$65,000 or less, comprised of no more than US$32,000 cash expenditures and a contribution in kind of US$33,000 by Dr. William F. McCoy (“WFM”) at an agreed upon rate per diem.

3.	PHIGENICS will obtain advance approval from ALDA for any cash expenditures referred to in Paragraph 2.
4.	ALDA will provide all possible assistance that PHIGENICS requires for the Registration. within capabilities of ALDA.
5.

In return for assisting with the Registration, PHIGENICS will receive a royalty on Net Sales (gross sales less refunds and returns) of T36D in the US starting 90 days after the Registration is achieved, as follows:

	a.	7% for the first year up to 150% of WFM's contribution in kind has been repaid and then 5% for the remainder of the first year.
	b.	5% for the second year.
	c.	4% for the third year.
	d.	3% for the fourth year.
	e.	2% for the fifth year.

f.	1% for the sixth and seventh years.

6.

It is understood that ALDA has its own personnel who are prepared to undertake sales and marketing activities in the US. However, if PHIGENICS introduces ALDA to prospects unknown to ALDA from which sales result, PHIGENICS will be paid a finder’s fee of 5% of sales to that client for the first year after the first sale and 3% for the next year.

7.	ALDA and PHIGENICS will jointly develop a research program at a later date.

The terms above are accepted by:

ALDA PHARMACEUTICALS CORP.
Per:

“Terrance G. Owen”
Terrance G. Owen, President & CEO

AND

PHIGENICS, LLC
Per:

“William F. McCoy”
William F. McCoy, Chief Technology Officer